EXHIBIT 16

Scudder Tax Free Target Fund

                 a-b
      YIELD = 2[cd +1)6 - 1]

      WHERE:  a = dividends and interest earned during the period.

              b = expenses accrued for the period.

              c = average daily number of shares outstanding during the period.

              d = maximum offering price per share on the last day of the period.

1990 Portfolio

      553,927 - 76,728

      2[(l0,449,797 x 10.02 + 1) 6 - 1] = 5.5317%

1993 Portfolio

      624,201 - 77,635

      2[(l0,308,227 x 10.54 + 1) 6 - 1] = 6.1131%

1996 Portfolio

      208.768 - 32.785

      2[(3,234,498 x 10.70 + 1) 6 - 1] = 6.1800%